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EX-99.A

NOTICE OF SPECIAL MEETING
                        [LETTERHEAD OF CFB APPEARS HERE]




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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ______________, 1996

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     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special
Meeting") of CFB Bancorp, Inc. ("CFB") will be held on _______________ ____,
1996 at __________ p.m., local time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger, dated as of February 13, 1996, by and among Compass Bancshares, Inc., Compass Bank, CFB and Community First Bank (the "Merger Agreement"), pursuant to which CFB will be merged with and into an affiliate of Compass and become a wholly owned subsidiary of Compass;

     (2) To consider and conduct such other business as may come before the Special Meeting.

     The Board of Directors of CFB has fixed _______________ ____, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof (the "Record Date").

     Shareholders who do not plan to attend the Special meeting are requested to sign, date and return the enclosed Proxy Card in the enclosed postage paid envelope. Any Proxy given by a shareholder may be revoked at any time before it is exercised. A Proxy may be revoked by filing with CFB's Corporate Secretary a written revocation or a duly executed Proxy bearing a later date. Any shareholder present at the Special Meeting may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Jack C. Demetree
                                    Chairman of the Board


Jacksonville, Florida
_________________ ____, 1996